EXHIBIT 11 - COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE



                                           For the Years Ended December 31,
                                             1996        1995        1994
                                            ------      ------      ------
                                                    -In Millions-
                                               (except per share data)
Earnings
 Net Income                                 $ 121       $  55       $  21
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Shares
 Weighted Average Number of Common
  Shares Outstanding                           32          32          32
 Additional Shares Assuming Conversion of:
  Warrants                                      -           -           -
  Stock Options                                 -           -           -
                                            ------      ------      ------
 Average Shares of Common Stock
  Outstanding and Equivalents                  32          32          32
                                            ======      ======      ======


Fully Diluted Earnings per
 Average Share
  Net Income                                $3.76       $1.71       $0.65
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